                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to
          File Reports Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934

                        Commission File Number 333-52225
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                         Gothic Production Corporation
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             (Exact name of registrant as specified in its charter)

                5727 South Lewis Ave-Suite 700-Tulsa, OK 74105
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     11 1/8% Senior Secured Notes due 2005
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [X]
               Rule 12g-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Gothic Production Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                         Gothic Production Corporation

DATE:  April 12, 1999                   By:  /s/ MICHAEL PAULK
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                                             Michael Paulk, President

Instructions: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.